EXHIBIT 4.4

2004 AMENDMENT

TO

OMNIBUS STOCK OPTION,

STOCK OWNERSHIP AND

LONG TERM INCENTIVE

PLAN OF OHIO LEGACY CORP

WHEREAS, the Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan (the “Plan”) of Ohio Legacy Corp (the “Corporation”) was heretofore approved by the Corporation’s shareholders; and

WHEREAS, the total number of authorized shares of Corporation common stock available for issuance under the Plan is currently 200,000 shares (the “Plan Pool”); and

WHEREAS, the Board of Directors believes that an increase in the number of authorized shares in the Plan Pool from 200,000 to 400,000 is necessary to maintain a sufficient number of shares eligible for issuance under the Plan to employees and non-employee directors in future years.

NOW, THEREFORE, effective upon the approval of the increase in the number of authorized shares from 200,000 to 400,000 by the Corporation’s shareholders at the 2004 Annual Meeting of Shareholders, the Plan’s definition of Plan Pool is amended to provide as follows:

Plan Pool. A total of four hundred thousand (400,000) shares of authorized, but unissued, Common Stock, as adjusted pursuant to Section 2.3(b), which shall be available as Stock under this Plan.

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